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                                                                     Exhibit 3.2

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 03/17/2000
001135629 - 3165646


                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                             TABLETOP HOLDINGS, INC.

               The undersigned, David S. Uri, as Secretary of Tabletop Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        1. The Fourth Article of the Certificate of Incorporation of the Corporation is hereby amended in its entirety as follows:

               FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 20,000,000 shares of common stock with a par value of $0.01 per share.

        2. This Certificate of Amendment was duly adopted by the sole director and the sole stockholder of the Corporation according to the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

               IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name this 17th day of March, 2000.

                                         TABLETOP HOLDINGS INC.

                                         By:  /s/ David S. Uri
                                              ----------------------------------
                                              David S. Uri

                                              Secretary